Exhibit  99.1

Minden Bancorp, Inc.
415 Main Street P.O. Box 797
Minden, Louisiana 71058-0797

__________________________
318-377-0523 Telephone
318-377-0038 Fax
www.mblminden.com

PRESS RELEASE

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Release Date: For Further Information: October 25, 2004	A. David Evans, President/CEO 318-377-0523 E-mail: mbldavid@shreve.net Or Becky T. Harrell, Treasurer/CFO 318-377-0523 E-mail: mblbecky@shreve.net

MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE 3rd QUARTER OF
FISCAL 2004, ITS NINTH QUARTER AS A PUBLIC COMPANY

MINDEN,LA. - October 25, 2004-Minden Bancorp, Inc. (NASDAQ OTC BB: MDNB) today reported net income for the quarter ended September 30, 2004 of $368,000 or $.26 per diluted share, as compared to net income of $310,000 or $.21 per diluted share for the quarter ended September 30, 2003. The $58,000 or 18.7% increase was primarily due to a $121,000 or 13.3% increase in net interest income to $1.0 million for the three months ended September 30, 2004. Net interest income increased due to the substantial increase in investment securities and loans, which growth was funded in large part by increased deposits and borrowings. For the nine months ended September 30, 2004, the Company reported net income of $973,000 or $.69 per diluted share, as compared to $909,000 or $.63 per diluted share for the same period in 2003. The 7.0% increase reflected increased net interest income, partially offset by increased operating expenses and income taxes.

At September 30, 2004, Minden Bancorp, Inc. had total assets of $109.8 million, a 14.0% increase from total assets of $96.2 million at September 30, 2003. The increase primarily reflected the growth of the investment securities and loan portfolios. Such growth was funded by increased deposits and borrowings. At September 30, 2004, stockholders’ equity amounted to $18.4 million or $13.63 per share compared to $18.3 million or $13.02 at September 30, 2003. Stockholders’ equity increased slightly as the Company used its net income to fund the repurchase of its shares as well as to fund dividends to stockholders.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for Minden Building and Loan. The bank is a 94 year old Louisiana-chartered, FDIC-insured thrift serving Minden and the surrounding areas of Northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area. The bank maintains a website at www.mblminden.com.

The Company’s filings with the Securities and Exchange Commission are available electronically on the Internet and can be found at www.sec.gov/edgar/searchedgar/webusers.htm.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of l995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.

MINDEN BANCORP, INC.

UNAUDITED CONDENSED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Interest income, including fees	$1,432	$1,289	$4,131	$3,727
Interest expense	404	382	1,158	1,173

Net interest income	1,028	907	2,973	2,554
Provision for loan losses	0	0	0	0
Other operating income	74	69	218	327
Other operating expenses	544	492	1,716	1,462

Income before income taxes	558	484	1,475	1,419
Income tax expense	190	174	502	510

Net income	$368	$310	$973	$909

Basic earnings per share	$0.27	$0.22	$0.72	$0.65

Fully diluted earnings per share	$0.26	$0.21	$0.69	$0.63

MINDEN BANCORP, INC.

UNAUDITED SELECTED FINANCIAL DATA
(In thousands)

	September 30	September 30
	2004	2003
Total assets	$109,759	$96,247
Cash and cash equivalents	1,840	3,180
Investment securities	42,133	31,327
Loans receivable - net	61,325	57,840
Deposits	70,732	66,022
Total borrowings	19,475	11,000
Total stockholders' equity	18,390	18,321